Exhibit 99.1

Anika Therapeutics Reports Second-Quarter 2011 Financial Results

Second Quarter and six-month EPS increase 112% and 45%, respectively

U.S. sales of Orthovisc® drive 27% growth in Q2 orthobiologics revenue

BEDFORD, Mass.--(BUSINESS WIRE)--August 4, 2011--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the second quarter and six months ended June 30, 2011.

Revenue

For the second quarter of 2011, Anika’s product revenue increased 12% to $15.4 million, from $13.7 million in the second quarter of 2010. Total revenue for the second quarter of 2011 grew 11% to $16.1 million, from $14.5 million in the year-earlier quarter. Revenue for the second quarter of 2011 included the shipment of approximately $1.4 million of ophthalmic and Orthovisc products originally scheduled to be shipped during the first quarter of 2011, but delayed due to an equipment problem at the Company’s Woburn facility as previously announced. In addition to the effect of the shipment delay, this growth reflected continued strong U.S. sales of Orthovisc.

For the six-month period ended June 30, 2011, total revenue increased 3% to $27.9 million, compared to $26.9 million in last year’s same period.

Product Gross Margin

Product gross margin for the second quarter of 2011 at 57% was the same as in last year’s second quarter. Product gross margin increased by 750 basis points from the sequential first quarter of 2011, when gross margin was negatively affected by the loss of a batch of Orthovisc product due to the aforementioned equipment problem.

For the six-month period ended June 30, 2011, product gross margin was 54%, compared to 57% in last year’s same period, reflecting the first-quarter 2011 equipment problem.

Operating Expenses

Research and development expenses for the second quarter of 2011 declined to $1.6 million, from $1.8 million in the second quarter last year. The decrease in R&D expense was primarily due to lower clinical study spending compared to last year’s second quarter. R&D spending is expected to increase modestly in future quarters. Selling, general and administrative expenses decreased to $4.2 million, from $5.0 million in the second quarter a year ago. The reduction in SG&A expenses was primarily due to the company-wide operational efficiency improvements and integration process completed last year subsequent to the acquisition of Anika S.r.l., insourcing at Anika S.r.l. of accounting, information technology, human resource and purchasing services that were previously outsourced, as well as the delay in FDA approval of MonoviscTM.

Operating and Net Income

Operating income for the second quarter of 2011 increased to $3.7 million, from $1.8 million in the same period in 2010. Net income rose to $2.3 million, or $0.17 per diluted share, from $1.1 million, or $0.08 per diluted share, in the second quarter of 2010. The Company’s tax rate for the second quarter of 2011 was lowered to 37.2%, versus 38.9% for the second quarter of 2010, reflecting the rate impact of improved results at Anika S.r.l. as it approaches breakeven.

For the six-month period ended June 30, 2011, net income rose to $2.6 million, or $0.19 per diluted share, from $1.8 million, or $0.13 per diluted share, in the first six months of 2010. The 45% increase in EPS was a result of increased revenue, as well as cost savings initiatives implemented in the last 18 months.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at June 30, 2011 were $26.8 million, compared with $28.2 million at December 31, 2010, mainly as a result of an increase in net working capital requirements driven primarily by a combination of higher June 2011 sales and required vendor payments.

Management Commentary

“Anika made good progress in the second quarter and first half of 2011, both operationally and financially,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “It was another strong quarter for our orthobiologics franchise, highlighted by 36% year-over-year growth in domestic sales of Orthovisc. And it was a successful quarter for Anika S.r.l., which cut its net loss in half for the quarter. Our new distribution partner, Misonix, Inc., placed its first order for Hyalomatrix®, one of three Anika S.r.l. advanced wound care products that have been approved for sale in the United States. In addition, Anika S.r.l. received regulatory approval in Korea, and made the first shipments of both its surgical products, Hyalobarrier Gel and Hyalobarrier Endo, to our distribution partner, the Korean Green Cross.”

On the regulatory front, although we are still waiting for a response from the FDA regarding our Monovisc PMA application, we remain optimistic regarding eventual approval,” Sherwood said. “In addition, we acquired and installed in Bedford new manufacturing equipment for our aseptic products, and remain on track to complete the migration of our manufacturing from Woburn to Bedford in the first quarter of 2012.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Friday, August 5, 2011 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 877-556-5921(international callers dial 617-597-5474) and use the passcode 22756608. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l, provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements that may be identified by words such as "remains," "focus," "expect," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and do not constitute historical matters. These statements also include those relating to: (i) the expectation that Anika S.r.l will be breakeven by the end of the year,(ii) prospects for FDA approval of Monovisc and other products under review, (iii) the timing of the completion of the transfer of manufacturing and shipping of Anika products to the Bedford facility, and (iv) expectations regarding research and development spending in future quarters. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated, (vi) the Company’s ability to launch Monovisc in the U.S., if at all; (vii) our ability to obtain panel review of Monovisc through an Orthopedic Advisory Panel and the timing and results of such review; and (viii) the Company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers.

Any delay in receiving any regulatory approvals or clearances may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for Orthovisc and Monovisc, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including Orthovisc and Monovisc, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Product revenue	$15,414,681	$13,720,929	$26,474,840	$25,362,979
Licensing, milestone and contract revenue	726,171	778,871	1,403,691	1,602,908
Total revenue	16,140,852	14,499,800	27,878,531	26,965,887

Operating expenses:
Cost of product revenue	6,655,804	5,891,752	12,260,366	11,015,427
Research & development	1,574,155	1,836,653	3,106,820	3,712,297
Selling, general & administrative	4,233,316	4,967,346	8,277,090	9,256,324
Total operating expenses	12,463,275	12,695,751	23,644,276	23,984,048
Income from operations	3,677,577	1,804,049	4,234,255	2,981,839
Interest income (expense), net	(45,281)	(59,287)	(86,202)	(109,207)
Income before income taxes	3,632,296	1,744,762	4,148,053	2,872,632
Provision for income taxes	1,349,655	678,010	1,541,001	1,091,600
Net income	$2,282,641	$1,066,752	$2,607,052	$1,781,032

Basic net income per share:
Net income	$0.18	$0.08	$0.21	$0.14
Basic weighted average common shares outstanding	12,725,216	12,645,889	12,707,143	12,630,398
Diluted net income per share:
Net income	$0.17	$0.08	$0.19	$0.13
Diluted weighted average common shares outstanding	13,739,836	13,642,323	13,741,337	13,637,309

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$26,829,029	$28,201,932
Accounts receivable, net of reserves of $0 and $30,000.00 at June 30, 2011 and December 31, 2010, respectively	17,019,792	14,819,868
Inventories	9,171,778	8,949,745
Current portion deferred income taxes	1,990,626	1,990,609
Prepaid expenses and other	2,474,212	2,360,182
Total current assets	57,485,437	56,322,336
Property and equipment, at cost	50,459,747	49,696,989
Less: accumulated depreciation	(13,575,046)	(12,715,595)
	36,884,701	36,981,394
Long-term deposits and other	368,017	776,993
Intangible assets, net	26,782,435	25,764,185
Goodwill	9,871,977	9,091,960
Total Assets	$131,392,567	$128,936,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,587,384	$9,694,355
Accrued expenses	5,486,793	5,375,585
Deferred revenue	2,707,527	2,700,000
Current portion of long-term debt	1,600,000	1,600,000
Total current liabilities	17,381,704	19,369,940
Other long-term liabilities	2,366,260	1,560,205
Long-term deferred revenue	4,049,995	5,399,995
Deferred tax liability	6,060,689	6,216,582
Long-term debt	10,400,000	11,200,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,622,327 shares issued and outstanding at June 30, 2011 and 13,482,384 shares issued and outstanding at December 31, 2010	136,223	134,823
Additional paid-in-capital	62,808,017	61,817,558
Accumulated currency translation adjustment	(202,914)	(2,547,776)
Retained earnings	28,392,593	25,785,541
Total stockholders’ equity	91,133,919	85,190,146
Total Liabilities and Stockholders’ Equity	$131,392,567	$128,936,868

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin

	Three Months Ended June 30,
	2011	2010	%
Orthobiologics	$9,763,597	$7,702,028	27%
Dermal	799,605	1,197,770	(33)%
Ophthalmic	2,584,820	2,851,512	(9)%
Surgical	1,566,026	1,231,979	27%
Veterinary	700,633	737,640	(5)%
Total Product Revenue	$15,414,681	$13,720,929	12%

Product gross profit	$8,758,877	$7,829,177
Product gross margin	57%	57%

	Six Months Ended June 30,
	2011	2010	%
Orthobiologics	$17,799,893	$14,623,443	22%
Dermal	1,388,759	2,083,978	(33)%
Ophthalmic	3,482,629	5,435,970	(36)%
Surgical	2,679,755	1,810,604	48%
Veterinary	1,123,804	1,408,984	(20)%
Total Product Revenue	$26,474,840	$25,362,979	4%

Product gross profit	$14,214,474	$14,347,552
Product gross margin	54%	57%

	Three Months Ended June 30,
	2011		2010
	Revenue	Percentage of Revenue	Revenue	Percentage of Revenue
Geographic Location:
United States	$11,594,988	75%	$8,879,649	65%
Europe	2,604,021	17%	3,621,585	26%
Other	1,215,672	8%	1,219,695	9%
Total	$15,414,681	100.0%	$13,720,929	100%

	Six Months Ended June 30,
	2011		2010
	Revenue	Percentage of Revenue	Revenue	Percentage of Revenue
Geographic Location:
United States	$19,938,102	75%	$17,215,605	68%
Europe	4,637,219	18%	6,185,547	24%
Other	1,899,519	7%	1,961,827	8%
Total	$26,474,840	100.0%	$25,362,979	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO